News Release

INVESTOR AND MEDIA CONTACT:

George R. Kirkland

Senior Vice President and Treasurer

Phone: (229) 873-3830

investorinfo@sgfc.com

For Immediate Release

Southwest Georgia Financial Restructures Bank Management to Further Advance Growth Initiatives

 Appoints Presidents to three regions of operations

MOULTRIE, GEORGIA, December 21, 2011 -- Southwest Georgia Financial Corporation (NYSE Amex: SGB), a full service community bank holding company, today announced plans to restructure lines of responsibility in its subsidiary, Southwest Georgia Bank, in order to facilitate the continued expansion of its footprint and the growth of the Company. The Company also announced the retirement of C. Wallace Sansbury, Executive Vice President, and the promotion of R. L. “Andy” Webb, Jr. to Executive Vice President of Southwest Georgia Bank and appointment to Chief Credit Officer of the Bank.

Mr. DeWitt Drew, President and CEO of Southwest Georgia Financial, commented, “Southwest Georgia Bank now operates in three very distinct and diverse markets, and we continue to increase the range and depth of our products, processes and risks. Our continued growth necessitates a restructuring of responsibilities that will allow us to more effectively serve customers across diverse markets, allow better systems for risk management, and facilitate more efficient lines of communication. Appointing a President for each market we serve signifies the importance of each market to our organization and provides for direct accountability for the quality of service we provide.”

The positions created in restructuring the Company’s subsidiary, Southwest Georgia Bank, are Chief Operating Officer, Chief Banking Officer, Chief Credit Officer, and Region President. John J. Cole, Jr., Executive Vice President and Cashier, has been appointed Chief Operating Officer. Jeffery E. Hanson, Executive Vice President, has been appointed Chief Banking Officer. Senior Vice Presidents Danny E. Singley, Jeffrey Judson Moritz, and David L. Shiver have been appointed President Moultrie Region, President Valdosta Region, and President Sylvester Region, respectively.

R. L. “Andy” Webb, Jr., has been promoted to Executive Vice President of Southwest Georgia Bank and appointed Chief Credit Officer of the Bank. He has been employed with the Bank since 1975, and most recently served as Senior Vice President and head of the Moultrie Banking Division.

C. Wallace Sansbury will retire at the end of 2011 completing a 45 year career in banking.  He most recently served as Executive Vice President of Southwest Georgia Bank and Southwest Georgia Financial Corporation since 2006. During the ten years prior to 2006, he served as head of the commercial and agricultural credit division and as manager of the financial institutions department. Wallace’s banking experience also includes 27 years with Citizens and Southern National Bank in Valdosta, Albany and Moultrie, Georgia, as well as three years with Regions Bank in Ellijay, Georgia.

Mr. Drew commented, “Wallace was a key member of our team; his insights, leadership, and expertise greatly benefited Southwest Georgia Financial throughout his 15 years with us. I would like to thank Wallace for his many contributions during that time, and wish him well in his upcoming retirement.”

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $294 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, Worth County, and Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, as defined by federal securities laws, including statements about the Company’s financial outlook. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. For a discussion of some risks and other factors that could cause the Company’s actual results to differ materially from such statements, please refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors”. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.